Exhibit 99.2

Kenexa First Quarter Results Conference Call Script: May 8, 2007

Don Volk

Thank you, Melissa. Today we will review Kenexa’s first quarter 2007 results, which were announced after the market closed this afternoon. We will also provide guidance for the second quarter and update the full year 2007 outlook, and then we will open up the forum to questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company’s business and financial prospects, as well as factors that would cause Kenexa’s actual performance to vary from our current expectations, is available in the Company’s filings with the Securities and Exchange Commission.

Also, I would like to remind you that today’s call may not be reproduced in any form without the expressed written consent of Kenexa. We may refer to certain non-GAAP financial measures on this call. I will later discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is currently available on our Company website with the press release issued earlier today. Our website is located at www.kenexa.com.

I will now turn the call over to our Chairman and Chief Executive Officer, Rudy Karsan.

Rudy Karsan

Thanks, Don.  And thank you for joining us on the call as we review our first quarter results, which were strong across all key income statement, balance sheet and cash flow metrics.  Market demand and awareness for talent management solutions continues to grow, as does Kenexa’s track record of delivering value to our customers.   We significantly expanded our capabilities with the acquisition of BrassRing, and with approximately 6 months now under our belt, we are delighted with the profitability improvements that have been made, and our increased traction with large, global customers is in-line to better-than expected at this early stage.  Progress with and opportunities related to the BrassRing acquisition, combined with the overall momentum in our business, have led us to raise our growth and profitability outlook for the full year 2007, which Don will cover in more detail later on

Taking a look at the numbers, our first quarter total revenue came in at $42.2 million, an increase of 83% year-over-year and above the high-end of our guidance.  Similar to our presentation last quarter, if we were to subtract $11.2 million from our first quarter revenue the revenue run rate of companies at the time we acquired them in the past year, we estimate that Kenexa’s organic revenue growth would have been approximately 35%  on a year over year basis.

The most important component of our business, subscription revenue, came in at $34.7 million, a 97% year-over-year increase.  The strength of our subscription revenue growth was driven primarily by continued strong bookings across all of our key product categories and the inclusion of the results from our recent BrassRing acquisition.

From a profitability perspective, we generated non-GAAP operating income of $8.1 million, above the high-end of our guidance and representing a margin of 19%.  While the first quarter is typically a seasonally weak quarter from a cash flow perspective, our cash from operations was strong at $6.2 million, which was more than 6 times the level of the year ago quarter.  Among the sources of strength driving our cash flow was the fact that deferred revenue increased sequentially for the first time in three years during the first quarter, which is among the indicators of the strength of our business.

The first quarter was a strong and balanced quarter, and it all begins with the fact that we are participating in a tremendous market opportunity.

From a high level perspective, we believe the talent management industry is a multi-billion dollar market opportunity, and it is increasingly being considered a strategic IT investment by companies on a global basis.  We believe that there are numerous positive long-term demand drivers that should fuel the growth of the talent management industry for an extended period of time – including the aging of the workforce, declining tenure of employees, increased globalization, fluidity of organization structures and pressure on the HR departments to minimize costs.  In addition to these factors, the ROI associated with reducing costs and improving employee retention and productivity are significant, and those are key reasons why companies are able to move forward with the decision to fund talent management purchases.

During the first quarter, we continued to see small and large customers turn to Kenexa as their talent management solutions provider.  We added over 40 “preferred partner” customers during the quarter, an increase over the more seasonally strong fourth quarter of 2006.

On the hiring side, we added customers such as Guess?, American National Life Insurance, Emory University and the Army and Air Force Exchange Services, while on the retention side, we added customers such as Rockwell Automation, Boeing, ING, HSBC, Kennemetal, Johnson Controls, McGraw Hill.

We believe that customers are looking for much more than just a software solution, and Kenexa is differentiated by the breadth of our solutions across both hiring and retention, and by our domain expertise, proprietary content, services and outsourcing capabilities.  At the end of the day, customers are looking for business partners with a proven track record, and our entire global organization is working very hard to ensure that we maintain and extend our leadership position in this regard.

Continuing evidence of the value that we are delivering to our customers is the increase in our P-cubed metric, which measures the annual average revenue from our top 80 customers.  This is a metric that takes into consideration customers expanding the size of their Kenexa deployments, purchasing follow-on offerings, and making larger up front commitments.  This figure was $560,000 exiting 2005, it grew to over $800,000 exiting 2006, and I’m delighted to share with you that for the first time in Kenexa’s history our P-cubed metric increased to over $1 million annualized.

Another key take away from the level our P-cubed metric has now reached is the increasing view of talent management as a strategic solution.  The willingness of customers to spend over $1 million per year on human resources offerings indicates that they view talent management as mission critical.

Among recent moves that we believe significantly improved Kenexa’s ability to serve as a strategic partner to large and global organizations was our acquisition of BrassRing.  We are pleased with how the integration process has gone thus far, as we now have two quarter closes and one full quarter under our belt as a combined company.  There are several points I will share to put this in perspective:

1)              During the first quarter, our renewal rate was 100% with BrassRing customers, and customer response has been positive since we announced the acquisition as a result of Kenexa’s added domain expertise, breadth and depth of our product and services capabilities, and financial strength backing the solutions that they have invested in.

2)              During the first quarter, we won new business with customers such as Bose, Fluor Enterprises and Xerox related to our Kenexa Recruiter BrassRing, which followed last quarter’s major competitive wins at British Petroleum and Volvo.  We are seeing a strong overall increase in the number of conversations initiated with large global organizations since our acquisition of BrassRing, though we would expect it would be at least several quarters for many of these opportunities to turn into closed business given the nature of the sales cycle.

3)              From an efficiency perspective, we were able to quickly integrate our operations, assigning roles, responsibilities and reporting structures for all individuals.  We are now operating clearly as a single, integrated company, and there are no longer Kenexa employees or BrassRing employees, we are all Kenexans executing against a shared vision.  The success of the integration is partly reflected in our better-than-expected profitability in the quarter.

4)              Finally, while we do not comment or provide guidance on specific bookings, I am comfortable saying that growing momentum with Kenexa’s Recruiter BrassRing solution is one of the reasons our deferred revenue increased on a sequential basis for the first time in 3 years, and it is among the key reasons we are increasing our full year guidance.  In a relatively short period of time, we have been able to help increase the run rate of business associated with Kenexa’s Recruiter BrassRing, but it is important to realize that much of this benefit will not impact our reported revenue during 2007 given our ratable revenue recognition model.

There is still work to be done, but I am very pleased with the early stage results — including maintaining a high degree of customer satisfaction, improving the efficiency of the operations, and stimulating new business development activities.  We believe that very careful due diligence, strict evaluation criteria and having a well thought out integration model are key reasons that Kenexa has been able to quickly generate positive results from acquisitions that were completed in 2006, and we believe they are key competitive advantages for Kenexa as the market continues to consolidate over the next few years.  We believe there will be several winners, and at least one major winner in the talent management market.  We are executing against a strategy of continuing to gain market share on an organic basis coupled with strategic acquisitions to best position Kenexa to be that ultimate winner.

In summary, our first quarter was a strong start to the new year.  Market awareness continues to grow, as does Kenexa’s brand and business momentum.  We believe our organization is executing at a high level, and that provides us with the confidence to increase our full year growth and profitability outlook.

I will now turn it over to Mr. Don Volk to review the financials in more detail.

Don

Thanks Rudy. I will now review our results for the first quarter of 2007, which were strong and better than our initial expectations.  Let me start with the details of our first quarter results, beginning with the P&L.

Total revenue for the first quarter was a record $42.2 million, an increase of 83% over last year, and above the high-end of our guidance of $41.7 million.

Subscription revenue is the majority of our revenue, and it is the strategic component of our business that encompasses our on-demand solutions.  During the first quarter, our subscription revenue was a record $34.7 million, representing 82% of our total revenue, and growth of 97% on a year-over-year basis and 17% sequentially.  The strong year-over-year growth in our subscription revenue was driven by continued strong momentum in our business combined with the integration of BrassRing’s results beginning in the fourth quarter of 2006.

The remaining $7.5 million of total revenue in the March quarter came from other and professional services, which increased 39% over last year and 14% compared to the prior quarter.  The majority of the revenue from this line comes from discrete professional services, though we occasionally have a perpetual license that will go into this line item.  We did not sign any perpetual deals during the first quarter.

Our clients typically purchase multi-year subscriptions with an average length of approximately 2 years.  Our revenue continues to be highly visible as a result of our diverse customer base, long-term contracts, renewal rates that continue to be in the 90+% range, and the growing number of new customers that we are adding to our overall customer base.

During the quarter we added over 40 preferred partners and the average annual revenue from our top 80 customers (what we refer to as P-cubed) was over $1,000,000, which is nearly double the $560,000 level at the end of 2005.  We believe that there is still significant upside to this number from a long-term perspective given the growing breadth of our talent management suite, the fact that we are under penetrated within the majority of our customers, and the consolidation that we believe will continue to happen at customers and across the talent management industry.

Turning to profitability, we will be providing non-GAAP measures for each 1Q 2007 expense category, which excludes the stock-based compensation charges associated with  FAS-123r and amortization of intangibles associated with previous transactions.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin was 73% in the quarter, at the upper end of our long-term target for gross margins, up approximately 1% from the prior quarter, and in line with the year ago quarter.

Looking at operating expenses, non-GAAP sales and marketing came in at $8.1 million or 19% of revenue.  The increase in sales and marketing on an absolute basis from the previous quarter was primarily due to the inclusion of a full quarter of expenses associated with BrassRing and PSL, and secondarily due to the continued increase in our worldwide sales operations.  Sales and marketing declined as a percentage of sales due to the benefits of the on-demand model as the revenue scales over time.

We ended the quarter with over 140 people in sales and marketing.  Similar with prior quarters, approximately 75% of these employees carry a quota.  As a result of the significant expansion in our sales organization, we are currently ahead of where we would target at this point of the year and, as such, we will be primarily focused on optimizing our sales productivity in the near-term.  Further expansion in our sales head count is likely to occur in the second half of the year.

Non-GAAP G&A expenses were approximately $9.4 million, or 22% of revenue, while non-GAAP R&D expense came in at $4.3 million or 10% of revenue.  The increase in R&D is partly attributed to the BrassRing acquisition, but also because we continue to invest in broadening and deepening our solutions suite from an overall perspective.  We believe that Kenexa has a highly efficient R&D organization that is based on a significant offshore presence, and this is a key competitive advantage.  At approximately 10% of our revenues, we believe our R&D organization continues to be among the most efficient in the software industry, and from a long-term perspective we would continue to expect R&D to be in the range of 6-9% of revenue due to the continued growth of our business.

The combination of better-than-expected revenue, increased mix of subscription revenue and a focus on close expense management, led to record non-GAAP income from operations of $8.1 million for the first quarter.  This represented an increase of 97% on a year-over-year basis and a margin of 19%.

During the first quarter our non-GAAP tax rate for reporting purposes was 31%, resulting in non-GAAP net income of $5.7 million.  Based on 24.5 million shares outstanding for the quarter, we generated non-GAAP diluted EPS of $0.23, which was above the high-end of our $0.21 to $0.22 guidance.  Our non-GAAP earnings per share were negatively impacted by $0.02 related to the one-time charge associated with the restructuring of our debt facility we put in place at the time of the BrassRing acquisition in November 2006– which was paid off with the proceeds from our public offering in January.

Turning to our results on a GAAP basis, which include $0.7 million related to the allocation of stock-based compensation and $0.3 million related to the amortization of intangibles associated with previous acquisitions, the following were expense levels determined in accordance with GAAP: Cost of goods sold

$11.4 million; Sales and marketing, $8.2 million; R&D, $4.3 million; and G&A, $9.7 million.  For the first quarter, our GAAP income from operations was $7.1 million, or a margin of 17%.  For the March quarter, the GAAP net income applicable to common shareholders was $4.7 million, resulting in GAAP diluted EPS of $0.19.

Our reconciliation of GAAP to non-GAAP expenses and income from operations can be found in our press release and Current Report on Form 8-K that will be filed with the SEC.

We ended the quarter with a strong balance sheet.  Cash and short term investments were $111.7 million at March 31, 2007, an increase from $42.5 million at the end of the prior quarter.  The increase in cash was primarily a result of cash from operations of $6.2 million and the proceeds of our public offering of common stock of $131.1 million less the repayment of $65 million of debt incurred in connection with the BrassRing acquisition.

For comparative purposes with the prior year, cash from operations of $6.2 million was up more than 6 times the level of the same period last year.  This comparison is based on our cash flow reported on a GAAP basis as the impact of FAS-123r on cash flow is now presented in our year-over-year comparisons.

A/R ended the quarter at $29.1 million.  Our DSO was 62 in the quarter, which compares to an adjusted DSO of 68 at the end of the prior quarter and 50 at the end of the year ago quarter.

Our deferred revenue at the end of the quarter was $31.7 million, an increase of approximately 96% on a year-over-year basis and 1% sequentially.  For comparative purposes, in the previous two years, our deferred revenue decreased by 16% and 14% sequentially during the first quarter.  The increase in our deferred revenue was a result of strong bookings and renewals.

I’d now like to turn to guidance for the full year and the second quarter of 2007.  For the full year 2007, we are slightly increasing our revenue and profitability guidance.  We now expect the following:  Total revenue of $186 to $189 million; subscription revenue to be $149 to $152 million; non-GAAP operating income of $40.7 to $42.8 million.  Assuming an effective tax rate of 30% for reporting purposes and 25.7 million shares outstanding, we expect our diluted, non-GAAP EPS to be $1.18 to $1.25.

For the second quarter of 2007, we expect the following: Revenue to be $43.0 to $44.9 million, subscription revenue to be $34.9 to $35.9 million, non-GAAP income from operations to be $8.7 to $9.1 million. Assuming an effective tax rate of 30% for reporting purposes and 25.9 million shares outstanding, we expect our diluted, non-GAAP earnings per share to be $0.27 to $0.28.

In summary, we were delighted with our first quarter results, which were strong across each of our financial statements and operating metrics.  Market demand and our business momentum is strong, and we are optimistic about our forecast for 2007, as evidenced by our raised growth and profitability outlook.

We’ll now turn it over to Melissa to begin the Q&A session.  Melissa?